Ultra Petroleum Provides Third Quarter 2011 Financial and Operating Results

Double Digit Growth in Production, Cash Flow and Earnings

HOUSTON, Nov. 4, 2011 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) continued to deliver solid financial and operating performance for the third quarter of 2011. Highlights during the quarter include:

(Logo: http://photos.prnewswire.com/prnh/20020226/DATU029LOGO)

  Generated operating cash flow(1) of $257.3 million during the third quarter, or $1.67 per diluted share, an increase of 29 percent from the prior-year period
  Earnings of $0.72 per diluted share, or $110.3 million in the third quarter - adjusted(2), a 20 percent increase from the third quarter of 2010
  Produced record volumes of 63.4 Bcfe in the third quarter, an increase of 14 percent over the same quarter a year ago
  Marcellus net production increase of 155 percent above the third quarter of 2010
  Superior returns in the third quarter (adjusted): 74 percent cash flow margin(4), 32 percent net income margin(3), 32 percent return on equity, and 14 percent return on capital

Third Quarter Results

Ultra reported strong operating cash flow(1) of $257.3 million, or $1.67 per diluted share for the third quarter, representing a 29 percent increase above the prior-year period. Ultra’s commodity price hedges contributed $34.4 million, or $0.22 per diluted share, in realized after-tax gains to cash flow. Adjusted net income(2) increased 20 percent to $110.3 million, or $0.72 per diluted share for the third quarter, compared to $91.9 million, or $0.60 per diluted share for the same period a year ago. Investors typically rely on adjusted earnings as a better measure of financial performance because it excludes the volatility associated with unrealized commodity derivative gains and losses.

Ultra Petroleum’s natural gas and crude oil production increased 14 percent to a record 63.4 billion cubic feet equivalent (Bcfe) in the third quarter, in comparison to 55.4 Bcfe during the same quarter of 2010. The company also achieved a new daily net production record of 729 million cubic feet equivalent (MMcfe) during the quarter. Ultra’s total production for the third quarter was comprised of 61.1 billion cubic feet (Bcf) of natural gas and 390.1 thousand barrels (Mbls) of condensate.

For the third quarter, Ultra Petroleum’s average realized natural gas price was $5.17 per thousand cubic feet (Mcf), including realized gains and losses on commodity derivatives. The third quarter realized price is a seven percent increase year-over-year compared to $4.84 per Mcf in the third quarter of 2010. Excluding these effects, Ultra’s average price for natural gas was $4.29 per Mcf. The realized condensate price in the third quarter increased 20 percent to $79.45 per barrel (Bbl), compared to $66.00 per Bbl for the same period in 2010.

“We achieved another quarter of excellence across all aspects of our business. Our returns remain industry leading, evidence of our focus on profitable results. With three-quarters of the year behind us, we are well on our way to accomplishing the objectives established earlier in the year,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Year-to-Date Results

Increasing 26 percent, Ultra Petroleum’s operating cash flow(1) for the nine month period was $712.9 million, or $4.62 per diluted share, as compared to $565.8 million, or $3.67 per diluted share for the same period a year ago. Year-to-date, the company’s commodity hedges have contributed $92.1 million, or $0.60 per diluted share, in realized after-tax gains to cash flow. Adjusted net income(2) increased 15 percent over prior-year levels to $299.8 million or $1.94 per diluted share, compared to $259.7 million, or $1.68 per diluted share for the same nine month period a year ago.

Natural gas and crude oil production for the nine months ended September 30, 2011, increased 14 percent to 178.4 Bcfe compared to 156.4 Bcfe for the prior-year period. Total production volumes were comprised of 172.2 Bcf of natural gas and 1.0 million barrels (MMBbls) of condensate.

Ultra’s average realized natural gas price during the nine month period was $5.15 per Mcf, including the impact of the company’s commodity derivatives. Excluding these effects, Ultra Petroleum’s average realized natural gas price was $4.32 per Mcf. The realized condensate price during the nine months was $85.05 per Bbl, an increase of 26 percent, compared to $67.69 per Bbl for the prior-year period.

Wyoming - Operational Highlights

During the third quarter of 2011, Ultra Petroleum participated in drilling 61 gross (36 net) Wyoming Lance wells. Ultra and its partners brought on production 83 gross (41 net) wells during the third quarter, compared to 68 gross (37 net) wells in the same quarter a year ago. The average initial production rate for the Ultra-operated wells was 7.4 MMcfe per day. For the third quarter, net production averaged 564 MMcfe per day, and the company achieved a new peak net production record of 589 MMcfe per day.

In the southern portion of the Pinedale field, Ultra placed two wells of significance online. A Boulder well was brought online with an initial production rate of 10.4 MMcf per day and a Warbonnet well was brought online with an initial production rate of 10.0 MMcf per day. Currently, a majority of Ultra’s operated-rigs are active in these two areas.

On an operated basis, the company averaged 12 days to drill a well, as measured by spud to total depth (TD) in the third quarter. This record low compares to an average of 14 days to drill in the third quarter of 2010. Ultra set a new spud to TD record, drilling 13,500 feet in 7.5 days. In addition, Ultra reached TD in 15 days or less on 98 percent of all operated wells during the quarter. A new performance measure, reaching spud to TD in 10 days or less, was achieved on five operated wells. Total days per well, measured by rig-release to rig-release, decreased 18 percent to 14 days in the third quarter compared to 17 days during the prior-year period.

Improving Operational Efficiencies
	2007	2008	2009	2010	Q3 2010	Q3 2011
Spud to TD (days)	35	24	20	14	14	12
Rig release to rig release (days)	48	32	24	17	17	14
% wells drilled < 15 days	0%	1%	22%	76%	79%	98%
Well cost – pad ($MM)	$6.2	$5.5	$5.0	$4.7	$4.6	$4.8

The chart below graphically illustrates Ultra Petroleum’s spud to TD average over the past three years.

(Photo: http://photos.prnewswire.com/prnh/20111104/DA95977-a)

For the year, Ultra anticipates drilling 242 gross (135 net) Wyoming wells. The company expects to initiate production from 289 gross (157 net) wells during 2011.

Pennsylvania - Operational Highlights

During the third quarter, Ultra Petroleum and its partners drilled 48 gross (22 net) horizontal wells. In addition, Ultra and its partners initiated production from 26 gross (13 net) new horizontal Marcellus wells during the quarter. Averaging 126 MMcfe per day during the third quarter, the company’s net production increased 20 percent on a sequential quarter basis compared to 106 MMcfe per day in the second quarter of 2011. More significantly, Ultra’s third quarter Marcellus production grew 155 percent above the same quarter a year ago.

Ultra Petroleum achieved a new net production record of 140 MMcfe per day in Pennsylvania during the third quarter. This interim goal compares to the second quarter 2011 net production record of 118 MMcfe per day, a 19 percent increase. In addition, the company’s new record is nearly double the peak daily production rate of 73 MMcfe per day achieved during the third quarter 2010.

Year-to-date, Ultra has brought 59 horizontal wells online in Pennsylvania. The average initial production rate of these new wells is 6.4 MMcfe per day. Ultra recently brought online two 3-well pads in northern Lycoming County. The average initial production rate from these six wells was 8.2 MMcfe per day. In this previously untested area in the Marcellus, these wells had higher flowing pressures, and early performance indicates the potential to exceed the company’s current type curve assigned to this area.

The graph below provides normalized average daily production for Ultra’s horizontal wells in the Marcellus. The grey dashed lines represent three, five and seven Bcfe type curves. The solid black line illustrates well performance in the company’s Clinton and Lycoming counties area. The black dotted line charts well performance results in Potter and Tioga counties’ activity area. There is production data from 110 wells plotted on the chart.

(Photo: http://photos.prnewswire.com/prnh/20111104/DA95977-b)

Ultra anticipates initiating production from 106 gross (53 net) horizontal Marcellus wells during 2011. Of this amount, 47 gross (18 net) wells are expected to come online in the fourth quarter. For the year, Ultra expects its total Pennsylvania production will exceed 40 Bcfe, an estimated 2.5 times the company’s 2010 Pennsylvania annual volumes. Since the program’s inception, Ultra has drilled 290 wells and brought 155 wells online.

“Surpassing the 140 MMcfe per day mark is a stepping stone towards achieving our broader year-end goal of 40 Bcfe from the Marcellus. As activity levels continue to increase, we look forward to the surge of new wells coming online in the fourth quarter. To date, 45 percent of the nearly 60 wells we have brought online this year occurred in the third quarter. Similarly, we expect to bring online almost half of the total wells for this year during the fourth quarter,” stated Watford.

Financial Strength

Ultra has a strong balance sheet, ending the quarter with 85 percent of its outstanding debt composed of long-term, fixed rate debt with an average remaining term of approximately 8.5 years and a weighted-average coupon rate of 5.6 percent. Ultra uses total debt to EBITDA(5) as a measure of leverage and targets a ratio of two times. Ultra’s debt to last twelve months EBITDA was a ratio of 1.88 as of September 30, 2011.

The company entered into a new senior unsecured revolving credit facility on October 6, 2011. This new credit agreement provides an initial loan commitment of $1.0 billion and may be increased to $1.25 billion at the company’s request and with the lenders’ consent. Pro-forma for the new $1.0 billion credit facility, the company’s debt at the end of the quarter has an average remaining term of approximately 8.0 years and a weighted-average coupon rate of 5.0 percent.

Full-Year 2011 Production Guidance

Ultra Petroleum is reaffirming its annual natural gas and crude oil production guidance for 2011 of 245 to 255 Bcfe. The production guidance for 2011 is a 15 to 19 percent increase over 2010’s record annual production of 213.6 Bcfe.

Fourth Quarter 2011 Price Realizations and Differentials Guidance

In the fourth quarter of 2011, the company’s realized natural gas price is expected to average 94 to 96 percent of the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

Fourth Quarter 2011 Expense Guidance

The following table presents the company’s expected expense per Mcfe in the fourth quarter of 2011 assuming a $3.69 per MMbtu Henry Hub natural gas price and a $84.96 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q4 2011
Lease operating expenses	$ 0.22 – 0.24
Production taxes	$ 0.34 – 0.36
Gathering fees	$ 0.23 – 0.25
Total lease operating costs	$ 0.79 – 0.85

Transportation charges	$ 0.25 – 0.28
Depletion and depreciation	$ 1.37 – 1.39
General and administrative – total	$ 0.10 – 0.12
Interest and debt expense	$ 0.27 – 0.29
Total operating costs per Mcfe	$ 2.78 – 2.93

2011 Annual Income Tax Guidance

For the year, Ultra projects a 35.9 percent effective tax rate (based on adjusted net income) with approximately 3 to 4 percent of that amount expected to be currently payable.

Conference Call Webcast Scheduled for November 4, 2011

Ultra Petroleum’s third quarter 2011 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 Central Daylight Time) Friday, November 4, 2011. To listen to this webcast, log on to www.ultrapetroleum.com and following the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum’s website through February 16, 2012.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2011	2010	2011	2010
Volumes
Natural gas (Mcf)	172,213,641	150,409,916	61,095,457	53,393,476
Oil liquids (Bbls)	1,024,098	990,482	390,099	340,689
Mcfe - Total	178,358,229	156,352,808	63,436,051	55,437,610

Revenues
Natural gas sales	$743,898	$674,845	$262,147	$217,890
Oil sales	87,101	67,041	30,994	22,484
Total operating revenues	830,999	741,886	293,141	240,374

Expenses
Lease operating expenses	35,853	32,708	12,381	10,850
Production taxes	73,796	74,084	25,676	23,191
Gathering fees	41,363	37,069	14,445	12,616
Total lease operating costs	151,012	143,861	52,502	46,657

Transportation charges	48,492	48,628	16,061	16,201
Depletion and depreciation	238,773	167,795	85,795	59,674
General and administrative	9,406	9,342	2,739	2,972
Stock compensation	9,892	9,122	3,446	2,985
Total operating expenses	457,575	378,748	160,543	128,489

Other (expense) income, net	14	185	(3)	12
Litigation expense	-	(9,902)	-	-
Interest and debt expense, net	(46,082)	(34,538)	(15,902)	(11,382)
Realized gain on commodity derivatives	143,749	77,568	53,630	40,583
Unrealized gain on commodity derivatives	33,658	268,535	60,536	109,603
Income before income taxes	504,763	664,986	230,859	250,701

Income tax provision - current	6,826	7,541	2,275	5,039
Income tax provision - deferred	176,566	230,936	79,438	83,020

Net income	$321,371	$426,509	$149,146	$162,642

Litigation expense, net of tax	-	6,387	-	-
Unrealized (gain) on commodity derivatives, net of tax	(21,575)	(173,205)	(38,804)	(70,694)
Adjusted net income (2)	$299,796	$259,691	$110,342	$91,948

Operating cash flow (1)	$712,944	$565,827	$257,287	$198,717
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	152,772	152,286	152,817	152,479
Fully diluted	154,418	154,241	154,280	154,192

Earnings per share
Net income - basic	$2.10	$2.80	$0.98	$1.07
Net income - fully diluted	$2.08	$2.77	$0.97	$1.05

Adjusted earnings per share (2)
Adjusted net income - basic	$1.96	$1.71	$0.72	$0.60
Adjusted net income - fully diluted	$1.94	$1.68	$0.72	$0.60

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$5.15	$5.00	$5.17	$4.84
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$4.32	$4.49	$4.29	$4.08
Oil liquids (Bbls)	$85.05	$67.69	$79.45	$66.00

Costs Per Mcfe
Lease operating expenses	$0.20	$0.21	$0.20	$0.20
Production taxes	$0.41	$0.47	$0.40	$0.42
Gathering fees	$0.23	$0.24	$0.23	$0.23
Transportation charges	$0.27	$0.31	$0.25	$0.29
Depletion and depreciation	$1.34	$1.07	$1.35	$1.08
General and administrative - total	$0.11	$0.12	$0.10	$0.11
Interest and debt expense	$0.26	$0.22	$0.25	$0.21
	$2.82	$2.64	$2.78	$2.52

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (3)	31%	32%	32%	33%
Adjusted Operating Cash Flow Margin (4)	73%	69%	74%	71%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	September 30,	December 31,
	2011	2010
	(Unaudited)
Cash and cash equivalents	$12,309	$70,834
Outstanding debt
Bank indebtedness	278,000	-
Senior notes	1,560,000	1,560,000
	$1,838,000	$1,560,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net cash provided by operating activities	$719,792	$604,144	$242,412	$231,962
Net changes in operating assets and liabilities and other non-cash items*	(6,848)	(38,317)	14,875	(33,245)
Net cash provided by operating activities before changes in operating assets and liabilities	$712,944	$565,827	$257,287	$198,717

Ultra Petroleum Corp.
Hedging Summary
November 4, 2011
The company has the following hedge positions in place to mitigate its commodity price exposure. The average price is at the specific reference point. Volumes are expressed in Bcf.

		NW Rockies	North East	NYMEX	Total
Q4 2011	Volume	15.6	17.9	7.1	40.7
	$/MMbtu	$ 5.08	$ 5.81	$ 4.58	$ 5.31
Q1 2012	Volume	-	-	27.3	27.3
	$/MMbtu	$ -	$ -	$ 5.03	$ 5.03
Q2 2012	Volume	-	-	35.5	35.5
	$/MMbtu	$ -	$ -	$ 5.02	$ 5.02
Q3 2012	Volume	-	-	35.9	35.9
	$/MMbtu	$ -	$ -	$ 5.02	$ 5.02
Q4 2012	Volume	-	-	30.4	30.4
	$/MMbtu	$ -	$ -	$ 5.03	$ 5.03
Total 2012	Volume	-	-	129.1	129.1
	$/MMbtu	$ -	$ -	$ 5.02	$ 5.02
Note: Amounts on a Bcf basis may not total due to rounding.

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(5) EBITDA is defined as earnings before interest, taxes, DD&A and other non-cash charges.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 152,717,724 shares outstanding on October 31, 2011.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended September 30, 2011.

CONTACT: Kelly L. Whitley, Director, Investor Relations, +1-281-582-6602, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, +1-281-582-6604, jdanvers@ultrapetroleum.com